EXHIBIT 2.1

MERGER AGREEMENT AND PLAN OF MERGER

THIS MERGER AGREEMENT AND PLAN OF MERGER ("Agreement") is made this 6th day of February 2015 ("Execution Date" or "Closing Date") by and among DUOS TECHNOLOGIES, INC., a Florida corporation ("Duos"); INFORMATION SYSTEMS ASSOCIATES, INC., a Florida corporation ("ISA"); and DUOS ACQUISITION CORPORATION, a Florida corporation and a wholly-owned subsidiary of ISA ("Merger Sub").

RECITALS

A.               The respective Boards of Directors of ISA, Merger Sub and Duos have each approved the merger of Merger Sub with and into Duos with Duos surviving ("Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of common stock, no par value per share, of Duos ("Duos Common Stock"), will be converted into a portion of the Merger Consideration (as defined below).

B.               The respective Boards of Directors of ISA, Merger Sub and Duos have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders.

C.   ISA, Merger Sub and Duos desire to make certain representations, warranties, covenants, each to the other, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I DEFINITION OF TERMS

1.1 Certain Definitions. For purposes of this Section 1.1, capitalized words and terms have the following meanings:

"Affiliate" has the meaning set forth in Exchange Act Rule 12b-2.

“Books and Records” means all books and records of Duos, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored).

“Closing” is defined in Section 2.2. “Closing Date” is defined in Section 2.2.

“Code” means U.S. Internal Revenue Code of 1986, as amended.

“Dissenting Shares” means the shares of Duos Common Stock owned by shareholders of Duos who are electing their appraisal rights under the FBCA and have perfected such rights in accordance with the FBCA.

“Duos Bylaws” means the Bylaws of Duos, as amended as in effect on the Closing Date. “Duos Common Stock” is defined in Recital A.

“Duos Shareholders” means the holders of Duos Common Stock prior to the Effective Time.

“Duos Certificate” means the Certificate of Incorporation of Duos, as amended, as in effect on the Closing Date.

“Duos Disclosure Letter” is defined in Article III. “Effective Time” is defined in Section 2.2.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FBCA” is defined in Section 2.1.

“FINRA” means the Financial Industry Regulatory Authority. “Florida Secretary” is defined in Section 2.2.

“Governmental Authority” shall mean any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality, whether United States or otherwise.

“ISA Certificate” means the Certificate of Incorporation of ISA, as amended. “ISA Bylaws” means the Bylaws of ISA, as amended.

“ISA Common Stock” means the common stock, par value $.001 per share, of ISA. “ISA Disclosure Letter” is defined in Article IV.

“ISA Stock” means, collectively, the ISA Common Stock and the Series A Preferred Stock.

"Knowledge" means the actual knowledge of the executive officers of a Party, without independent investigation.

“Law” means any federal, state or local law, statute, rule, regulation, judgment, decree, injunction, order, ordinance, code, regulation, arbitration award, grant, franchise, permit and license or other legally enforceable requirement of or by any Governmental Authority or self-regulatory organization.

“Liability” means obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any lien or charge arising by Law.

“Material Adverse Effect” means, with respect to each Party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the party, taken as a whole, or on the ability of the Party to consummate timely the transactions contemplated hereby.

“Merger” is defined in Recital A.

“Merger Documents” is defined in Section 2.3.

“Merger Consideration” means the aggregate number of shares of ISA Common Stock, representing 96% of the issued and outstanding ISA Common Stock after giving effect to the Merger (on a post-Reverse Stock Split basis); provided, that, if the Reverse Stock Split is not implemented on or before the Closing, the Merger Consideration shall also mean such number of shares of Series A Convertible Preferred Stock (together with the ISA Common Stock, the “ISA Stock”) which, following the implementation of the Reverse Stock Split, shall together with ISA Common Stock comprising the Merger Consideration, represent 96% of the issued and outstanding ISA Common Stock after giving effect to the Merger (on a post-Reverse Stock Split basis).

“Ownership Interest” means, as to each Duos Shareholder, the amount, expressed as a percentage, each Holder is entitled to receive of the Merger Consideration.

“Parties” shall mean Duos, ISA and Merger Sub.

“Person” means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“Reverse Stock Split” is defined in Section 5.1(g). "SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Convertible Preferred Stock” if the Reverse Stock Split is not implemented on or before the Closing ISA shall create a new Series A Convertible Preferred Stock, par value $0.001 per share, to be issued to Duos shareholders as part of the Merger Consideration and which will automatically convert into ISA Common Stock immediately following the implementation of the Reverse Stock Split, the rights, preferences and privileges are as set forth in the certificate of designation of the rights and privileges thereof

“Surviving Corporation” is defined in Section 2.1.

“Tax” or “Taxes” means all taxes, fees or other assessments of any kind imposed by any Governmental Authority, and any and all interest, penalties and additions relating thereto. “Tax” or “Taxes” includes without limitation all add-on minimum, alternative minimum, capital stock, currency, customs, documentary, disability, employee, employer, environmental, estimated, excise, export, FICA, franchise, FUTA, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, real property, registration, sales, severance, social security, stamp, transfer, unemployment, use, value added, escheat, unclaimed property, windfall profit and withholding taxes and duties. “Tax” or “Taxes” also includes any Liability for taxes of any other Person, including transferee or secondary Liability for Taxes and any Liability pursuant to an agreement or otherwise, including Liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

“TrueVue Subsidiary” means and refers to TrueVue 360, Inc., a Delaware corporation and ISA’s wholly owned subsidiary.

(1)

ARTICLE II THE MERGER

2.1          THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable provisions of the Florida Business Corporation Act ("FBCA"), Merger Sub shall be merged with and into Duos at the Effective Time (as defined in Section 2.3). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and Duos shall be the surviving corporation of the Merger ("Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with the FBCA.

2.2             CLOSING; EFFECTIVE TIME. The closing of the Merger and other transactions contemplated hereby ("Closing") will take place at 10:00 a.m., Eastern Standard time, on a date to be specified by the parties ("Closing Date") at the offices of Duos in Jacksonville, Florida, or such other location as may be agreed to by the parties hereto. At the Closing, the Parties hereto shall cause the Merger to be consummated by filing the Agreement and articles of merger (collectively the "Merger Documents") with the Secretary of State of the State of Florida (the “Florida Secretary”), in accordance with the relevant provisions of the FBCA (the time of such filings, or such later time as may be agreed in writing by the Parties and specified in the Merger Documents, being the “Effective Time”). If the Florida Secretary requires any changes in the Merger Documents as a condition to filing or issuing a certificate to the effect that the Merger is effective, Duos, ISA and/or the Merger Sub shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

2.3             EFFECTS OF THE MERGER. The effects of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of FBCA.

2.4             CERTIFICATE OF INCORPORATION AND BYLAWS

(a)   At the Effective Time, by virtue of the Merger and without any action on the part of ISA, Merger Sub or Duos, the articles of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Duos Certificate and Duos Bylaws until thereafter amended as provided by the FBCA.

(b)   The directors and officers of Duos prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation.

2.5	MERGER CONSIDERATION

(a)  Prior to the Closing, Duos shall deliver a schedule to ISA, which shall set forth the names of the Duos Shareholders, their respective Ownership Interest and their portion of the Merger Consideration, payable to each of them as of the Closing Date. All shares of ISA Stock issued upon the surrender and exchange of shares of Duos Common Stock or Series A Preferred Stock, as the case may be, in accordance with the terms hereof shall (i) contain a restricted securities legend in compliance with the Securities Act and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Duos Common Stock or Series A Preferred Stock. Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of Duos of the shares of Duos Common Stock that were outstanding immediately prior to the Effective Time.

(b)   At the Effective Time, without any action of the holder thereof, each share of common stock of Merger Sub ("Merger Sub Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, nonassessable share of common stock of the Surviving Corporation. Each stock certificate evidencing ownership of any shares of Merger Sub Stock shall, at the Effective Time, evidence ownership of one such share of capital stock of the Surviving Corporation.

(c)	Effect on Capital Stock.

(i)    No Fractional Shares. No fractional shares will be issued in connection with the conversion of Duos Common Stock or Series A Preferred Stock into ISA Common Stock, and any right to receive a fractional share will be rounded-up to the nearest whole share of ISA Common Stock.

(ii)   Cancellation of Duos Common Stock. At the Effective Time, without any further action of a holder, the Duos Common Stock will be deemed canceled and retired and will cease to exist, and each holder of Duos Common Stock will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate representing Duos Common Stock or affidavit of lost certificate and the delivery of the deliverables listed in sub- section (iii) below, ISA will deliver a stock certificate for shares of Duos Common Stock to which such person is entitled pursuant to its Ownership Interest, bearing any necessary or appropriate restrictive legend.

(iii)   Lost, Stolen or Destroyed Certificates. If any certificate evidencing shares of Duos Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by ISA, the posting of an indemnity bond, in such reasonable amount as ISA or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, ISA will issue in exchange for the lost, stolen or destroyed certificate the ISA Common Stock equal to the Ownership Interest.

(d) Dissenting Shares of Duos Common Stock. Each Dissenting Share shall be converted into the right to receive payment with respect thereto in accordance with the provisions of the FBCA. Provided, however, that if any Duos Shareholder shall have failed to perfect or shall effectively withdraw or lose his right to appraisal and payment under the FBCA, such holder’s shares shall thereupon be deemed to have been converted as of the Effective Time, as set forth in this Section 2.5 and such shares shall no longer be Dissenting Shares. Dissenting Shares shall be canceled and any holder thereof shall cease to have any rights with respect thereto.

2.6	PROCEDURE FOR ISSUANCES TO HOLDERS

(a)   Prior to the Effective Time, ISA will instruct ISA’s transfer agent to prepare stock certificates in the names of each Duos Shareholder eligible to receive Merger Consideration, reflecting such holder’s Ownership Interest, its legal address and tax identification number (if appropriate). At Closing, appropriate stock certificates may be delivered to Duos on behalf of such Duos Shareholder. The fees due to the transfer agent shall be paid by ISA.

(b)	All certificates evidencing the ISA Stock shall contain the following legend.

“THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.”

(2)

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DUOS

Duos represents and warrants to ISA and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as modified by the disclosure schedules of Duos attached to this Agreement (the "Duos Disclosure Letter"), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

3.1                 Organization. Duos is a corporation validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Duos is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2	Capitalization’ Ownership o f Shares.

(a)                 Duos' authorized capital stock consists of 14,500,000 shares, no par value per share, of common stock and 500,000 shares, no par value per share, of preferred stock.

(b)                  The capitalization of Duos is as set forth in Schedule 3.2(b). All of the issued and outstanding shares of Duos Common Stock were duly and validly issued and fully paid, are non- assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(c)	Except as provided in the Duos Disclosure Letter, there are no outstanding

(A) options, warrants, or other rights to purchase from Duos any capital stock of Duos; (B) debt securities or instruments convertible into or exchangeable for shares of Duos; or (C) commitments of any kind for the issuance of additional shares of Duos or options, warrants or other securities of Duos.

3.3                 Authorization. Duos has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Duos and the consummation by Duos of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Duos, and, except for approval of the stockholders of Duos, no other corporate proceedings on the part of Duos is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Duos. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Duos is a party constitute the valid and legally binding obligations of Duos, enforceable against Duos in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Duos of this Agreement and the agreements provided for herein, and the consummation by Duos of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Duos Certificate or Duos Bylaws, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Duos pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Duos is a party or by which Duos or any of its properties is or may be bound; or (iii) to Duos' Knowledge, violate the provisions of any law, rule or regulation applicable to Duos, except where such violation would not reasonably be expected to have a Material Adverse Effect.

3.4                 No Conflict. The execution and delivery of this Agreement by Duos does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of Duos pursuant to any material agreement of Duos or other instrument or obligation of Duos.

3.5                 Litigation. Except as previously disclosed and as reflected in Exhibit 3.5, there is no action, suit, legal or administrative proceeding or investigation pending or, to Duos ' Knowledge, threatened against or involving Duos (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Duos ' Knowledge enjoining or requiring Duos to take any action of any kind with respect to its business, assets or properties.

3.6                 Compliance with Laws. To Duos’ Knowledge, Duos is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

3.7                 No Brokers. No broker or finder has acted for Duos in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of Duos.

3.8                       No Subsidiaries. Except as otherwise disclosed on Schedule 3.8, Duos does not have any subsidiaries.

3.9	Financial Statements.

(a)              Complete copies of Duos’ audited financial statements consisting of the balance sheet of Duos as at December 31, 2012 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the year then ended (the “Duos Audited Financial Statements”) and the unaudited financial statements for the year ended December 31, 2013 and 2014 (the “Duos Interim Financial Statements”) and together with the Duos Audited Financial Statements (the “Duos Financial Statements”) have been delivered to ISA

(b)              Duos (i) makes and keeps accurate Books and Records in a consistent manner and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are and have been executed in accordance with management’s authorization, (B) transactions are and have been recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (C) access to their assets is and has been permitted only in accordance with management’s authorization, and (D) the reported accountability for their assets is compared with existing assets at reasonable intervals.

3.10                 Tax Matters. Duos has timely filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed. Except as previously disclosed and as reflected in Schedule 3.10, Duos has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.

3.11                 Books and Records. To Duos’ Knowledge, the general ledger and books of account of Duos, all minute books of Duos, all federal, state and local income, franchise, property and other tax returns filed by Duos, all of which have been made available to ISA, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures as a private company.

3.12                    Foreign Corrupt Practices Act. In connection with its business, Duos has complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no Action, investigation, inquiry charge, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

3.13                    Disclosure. The information concerning Duos set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(3)

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF

ISA AND MERGER SUB

Each of ISA and Merger Sub represents and warrants to Duos that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as modified by the disclosure schedules of ISA and/or Merger Sub to Duos attached to this Agreement (the "ISA Disclosure Letter"), arranged in sections corresponding to the paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

4.1                 Organization.

(a)            ISA is a corporation validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. ISA is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)            Merger Sub is a corporation validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Merger Sub was incorporated on February 6th, 2015, has conducted no business and has no assets (other than the Merger Consideration) or liabilities.

(c)   TrueVue Subsidiary is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

4.2	Capitalization.

(a)                 Prior to actions contemplated by the Reverse Stock Split, ISA's authorized capital stock consists of (i) 1,000,000 shares of preferred stock, par value $.001 per share; (ii) 450,000,000 shares of Class A Common Stock, par value $.001 per share; and (iii) 50,000,000 shares of Class B Common Stock, par value $.001 per share.

(b)                  There are 138,155,740 shares of common stock issued and outstanding (which number excludes approximately 36,000,000 shares due to be issued, any stock issued in settlement of debt, any stock to be issued in settlement of outstanding warrants and options and any actions contemplated by the Reverse Stock Split), no shares of ISA preferred stock are issued and outstanding, and no shares of ISA Common Stock are held in the treasury of ISA. All of the issued and outstanding shares of ISA Common Stock were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(c)                 As of the Closing Date, there are no outstanding (A) options, warrants, or other rights to purchase from ISA any shares of ISA or Merger Sub; (B) debt securities or instruments convertible into or exchangeable for shares of ISA; or (C) commitments of any kind for the issuance of additional shares or options, warrants or other securities of ISA or Merger Sub.

(d)                  ISA owns all of the outstanding capital stock of each of Merger Sub and TrueVue Subsidiary, free and clear of all liens or other encumbrances.

4.3              No Subsidiaries. Except for TrueVue Subsidiary and Merger Sub, ISA does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

4.4                 Authorization. Each of ISA, and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ISA and Merger Sub and the consummation by ISA and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the board of directors of ISA and the ISA shareholders if and as required under applicable law and, to the extent applicable, the transactions contemplated hereby have been approved by ISA as the sole stockholder of Merger Sub and the board of directors of Merger Sub, and no other corporate proceedings on the part of ISA and Merger Sub, respectively are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ISA and Merger Sub. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which ISA or Merger Sub is a party constitute the valid and legally binding obligations of ISA and Merger Sub, respectively, enforceable against ISA and Merger Sub, respectively, in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by ISA and Merger Sub of this Agreement and the agreements provided for herein, and the consummation by ISA and Merger Sub of the transactions contemplated hereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the ISA Articles or ISA Bylaws, the articles of incorporation or bylaws of Merger Sub or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of ISA or Merger Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which ISA or Merger Sub is a party or by which ISA or Merger Sub or any of their respective properties is or may be bound; or (iii) to ISA's or Merger Sub's Knowledge, violate the provisions of any law, rule or regulation applicable to ISA or Merger Sub, except where such violation would not reasonably be expected to have an Material Adverse Effect.

4.5                 No Conflict. The execution and delivery of this Agreement by ISA and Merger Sub does not require any consent or approval under, result in any breach of, result in any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of ISA, TrueVue Subsidiary or Merger Sub pursuant to any material agreement of ISA, TrueVue Subsidiary or Merger Sub or other instrument or obligation of ISA or Merger Sub.

4.6             Valid Issuance of the ISA Stock. Upon the effectiveness of the Reverse Stock Split, the ISA Stock to be issued to the Duos shareholders as part of the Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable, free and clear from all taxes and liens, claims and encumbrances (except the applicable securities Laws), and will not be subject to any preemptive rights or similar rights.

4.7	SEC and State Securities Law Filings.

(i)                  ISA has filed all forms, reports and documents required to be filed with the SEC and any state securities administrators since formation of ISA. At the time filed, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

(ii)                  Each of the financial statements (including, in each case, any related notes) contained in ISAs SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of ISA as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. ISA maintains a standard system of accounting established and administered in accordance with GAAP.

4.8                 Undisclosed Liabilities. Except as set forth on ISA's balance sheet dated September 30, 2014, as set forth in ISA's Quarterly Report on Form 10-Q for the period ended September 30, 2014, as filed with the SEC, neither ISA nor TrueVue Subsidiary has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $10,000. Merger Sub does not have any liabilities or obligations. Other than as disclosed ISA Disclosure Letter Since September 30, 2014, ISA has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to ISA having or which reasonably could be expected to have a Material Adverse Effect on ISA. Since September 30, 2014, there has not been (i) any change by ISA in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by ISA of any of its assets, including, without limitation, any write-down of the value of any assets or (iii) any other action or event that would have required the consent of any other party hereto pursuant to of this Agreement had such action or event occurred after the date of this Agreement

(4)

4.9                Litigation. Except as previously disclosed and as reflected in Exhibit 4.9, there is no action, suit, legal or administrative proceeding or investigation pending or, to ISA's Knowledge, threatened against or involving ISA, TrueVue Subsidiary or Merger Sub (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to ISA's Knowledge enjoining or requiring ISA, TrueVue Subsidiary or Merger Sub to take any action of any kind with respect to its business, assets or properties.

4.10          Exemption From Registration. Subject to the accuracy of the representations made by the Duos shareholders in questionnaires delivered by such shareholders to Duos and assuming that the disclosure document given to Duos shareholders in connection with the Merger complies with Rule 502 under the Securities Act, ISA’s Stock to be issued to the Duos shareholders will be exempt from registration under the Securities Act and applicable state securities laws.

4.11	Title to Assets.

(a)   ISA has a valid leasehold interest in, all real property and personal property and other assets, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of Liens except for the following encumbrances:

(i)	those items set forth in Schedule 4.11 of the ISA Disclosure Letter;

(ii)	liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the ISA’s balance sheets;

(iii)	mechanics, carriers,’ workmen’s, repairmen’s or other statutory liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of ISA;

(iv)	easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of ISA; or

(v)	liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of ISA.

4.12                         Insurance. Section 4.12 of the ISA Disclosure Letter sets forth a listing of all current ISA insurance policies. To ISA's Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for ISA's business, and to ISA's Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

4.13                 Tax Matters. Each of ISA and TrueVue Subsidiary has timely filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed. Each of ISA and TrueVue Subsidiary has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of ISA or TrueVue Subsidiary are currently in progress nor threatened and no deficiencies have been asserted or, to ISA’s Knowledge, assessed against ISA or TrueVue Subsidiary as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

4.14                 Books and Records. The general ledger and books of account of ISA, all minute books of ISA, all federal, state and local income, franchise, property and other tax returns filed by ISA, all reports and filings with the SEC by ISA, all of which have been made available to Duos, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures

4.15                 Contracts and Commitments. There are no material contracts to which ISA or TrueVue Subsidiary is a party other than those specified in its filings with the SEC. Merger Sub is not a party to any contract.

4.16           Compliance with Laws. Each of ISA, TrueVue Subsidiary and Merger Sub has all requisite licenses, permits and certificates from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have a Material Adverse Effect. Neither ISA nor TrueVue Subsidiary is in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

4.17                 Indebtedness to and from Affiliates. As of the Closing Date, ISA is not indebted, directly or to its Knowledge indirectly, to any officer, director or stockholder of ISA in any amount, and no such person is indebted to ISA except for advances made to employees of ISA in the ordinary course of business to meet reimbursable business expenses.

4.18                Banking Facilities. Section 4.18 of the ISA Disclosure Letter sets forth a true, correct, and complete list of: (i) each bank, savings and loan or similar financial institution in which ISA has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by ISA thereat; and (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

4.19                Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by ISA, and Merger Sub and that are necessary for the execution and delivery by ISA and Merger Sub of this Agreement or any documents to be executed and delivered by ISA and Merger Sub in connection therewith have been obtained and satisfied.

4.20                 No Brokers. No broker or finder has acted for ISA or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of ISA or Merger Sub.

4.21                Disclosure. The information concerning each of ISA, Merger Sub and TruVue Subsidiary set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

4.22                 Tax Treatment. None of ISA, Merger Sub or TrueVue Subsidiary has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

4.23                Investment Company. ISA is not, and is not an Affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4.24          Foreign Corrupt Practices Act. In connection with its business, ISA and its Affiliates have complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no Action, investigation, inquiry charge, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(5)

ARTICLE V COVENANTS

5.1             COVENANTS OF ISA PRIOR TO EFFECTIVE TIME.

(a)                 Conduct of Business. Except as contemplated by this Agreement or as otherwise agreed in writing by the Parties, during the period from the date hereof to the Effective Time, ISA will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization. Except as otherwise expressly provided in this Agreement or in the ISA Disclosure Letter, prior to the Effective Time, without the prior written consent of Duos, ISA shall not, and shall cause TrueVue Subsidiary, to not do any of the following:

(i)                  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights);

(ii)                  except for the contemplated Reverse Stock Split, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(iii)                  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ISA (other than the Merger);

(iv)                  (A) incur or assume any long-term or short-term debt or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (C) make any loans, advances or capital contributions to, or investments in, any other person; (D) pledge or otherwise encumber shares of capital stock of ISA; or (E) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due);

(v)                  except as contemplated in this Agreement, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(vi)                  except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(vii)                  (A) other than by and through the Merger, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement other than in the ordinary course of business consistent with past practice;

(C) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000;

(viii)                  make any tax election or settle or compromise any income tax liability material to ISA;

(ix)                  settle or compromise any pending or threatened suit, action or claim which (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which could have a Material Adverse Effect on ISA;

(x)                 form any subsidiary, enter into any contract, issue any dividends, hire any employees, etc.; or

(xi)                  take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the ISA contained in this Agreement untrue or incorrect.

(b)	Access to Information.

(i)                  Between the date hereof and the Effective Time, ISA will give Duos and its authorized representatives reasonable access to its facilities and to all its books and records of ISA and TrueVue Subsidiary, will permit Duos to make such inspections as Duos may reasonably require and will cause its officers to furnish Duos with such financial and operating data and other information with respect to the business and properties of itself as Duos may from time to time reasonably request.

(ii)                  Each of the Parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

(c)    Releases. ISA agrees to obtain a general release and waiver in a form acceptable to Duos' counsel, from each officer and director of ISA, TrueVue Subsidiary and Merger Sub, releasing each of ISA, TruVue Subsidiary and Merger Sub from any claims against it arising prior to the Effective Time.

(d)  SEC Filings. At all times from and after the date hereto until the Effective Time, ISA covenants and agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis.

(e)   OTCQB Listing. Immediately following the execution of this Agreement, ISA shall take all actions necessary for ISA to join OTC.QB.

(g ) Reverse Stock Split. Prior to the Effective Time, ISA shall in accordance with the FBCA, the ISA Certificate and ISA Bylaws, take all actions necessary or desirable to implement (i) a reverse stock split, whereby a pre-determined number of outstanding shares shall be split into one (1) share of ISA Common Stock (the “Reverse Stock Split”) and (ii) recapitalization of both ISA’s Class A Common Stock and Class B Common Stock into one class of ISA Common Stock in compliance with FBCA, effective prior to the Effective Time. The Parties currently contemplate that the ratio for the Reverse Stock Split shall be approximately two hundred-to-one [200:1]. In compliance with FBCA, no fractional shares will be issued and each ISA shareholder who would otherwise be entitled to fractional shares shall be entitled to receive the next higher whole number of shares of ISA Common Stock. The Parties hereto agree that, after giving effect to (i) the Reverse Stock Split prior to the Effective Time, and (ii) the issuance of ISA Common Stock after the Effective Time pursuant to the exchange described in Section 2.5 (a), there shall be approximately 2,200,000 shares of ISA Common Stock issued and outstanding.

(h) Merger Sub Compliance. ISA shall cause Merger Sub to comply with all of its respective obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger and the transactions contemplated hereby.

5.2             ISA’s Bo ard o f D irecto rs . Simultaneously with the Closing, ISA shall cause the Director Nominees (as hereinafter defined) to be appointed as members of the boards of directors of ISA and its Subsidiaries by the existing members of the boards of directors of ISA and TrueVue Subsidiary (to the extent that they are not already serving in such capacity).Following the appointment of the Director Nominees, ISA shall cause each current director of ISA, Merger Sub and TrueVue Subsidiary to tender his/her resignation letter, to be effective at the Effective Time.

5.3	COVENANTS OF DUOS

Except as contemplated by this Agreement, including as described in the Duos Disclosure Letter, during the period from the date hereof to the Effective Time, Duos will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, and keep available the service of its current officers and employees.

5.4	COVENANTS OF BOTH PARTIES

(a)   Further Actions. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form 8-K to be filed with the SEC in connection with this Agreement, (ii) obtaining consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

(b)   Tax Treatment Each Party shall use its commercially reasonable efforts to cause the Merger to qualify either as a transaction described in Section 351 of the Code or as a reorganization within the meaning of Section 351 or Section 368(a) of the Code.

(c ) Third Party Consents. As soon as practicable following the date hereof, ISA and Duos will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Merger and the other transactions contemplated hereby.

(d) Confidentiality. The parties have previously entered into a confidentiality agreement, the terms of which are hereby incorporated herein.

(6)

ARTICLE VI

CLOSING CONDITIONS; DELIVERIES

6.1             DUOS’ CLOSING CONDITIONS TO THE MERGER. The obligation of Duos to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by Duos:

(a)              Each of the representations and warranties of ISA, Merger Sub and TrueVue Subsidiary contained in this Agreement shall be true and correct as of the Effective Time, and at the Closing each of ISA and Merger Sub shall have delivered to Duos a certificate to that effect;

(b)              Any governmental or third party approvals required to effect the Merger shall have been obtained;

(c)              Each of ISA and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing ISA shall have delivered to Duos a certificate to that effect;

(d)              From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning ISA or Merger Sub that has had or could be reasonably likely to have a Material Adverse Effect;

(e)              ISA shall have delivered to Duos all documents requested by Duos to conduct due diligence of ISA and such documents and the results of its diligence of ISA shall have been approved by Duos in its sole discretion.

(f)               The nominees of Duos shall have been appointed as members of the board of directors and as officers of ISA and TrueVue Subsidiary to be effective after the Effective Time (“Director Nominees”);

(g)              Letters of resignation from ISA's and TrueVue Subsidiary’s current officers and directors, to be effective to be effective after the Effective Time and after the Director Nominees’ appointments shall have become effective; and

(i) ISA shall have adopted [at Closing] [on or prior to the Effective Time] a resolution adopting amended restated Articles of Incorporation and Bylaws for Duos.

6.2	ISA’s and MERGER SUB’S CLOSING CONDITIONS TO THE MERGER.

The obligations of ISA and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by ISA:

(a)                 Each of the representations and warranties of Duos contained in this Agreement shall be true and correct as of the date of the Effective Time, and at the Closing Duos shall have delivered to ISA a certificate to that effect;

(b)                  Duos shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and to the extent applicable at the Closing Duos shall have delivered to ISA a certificate to that effect; and

(c)                 From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance, or event concerning Duos that has had or could be reasonably likely to have a Material Adverse Effect.

(d)   The holders of no more than 5% of the outstanding Duos voting capital stock shall have delivered to Duos a written notice pursuant to Chapter 607, Florida Statutes, the Florida Business Corporation Act exercising appraisal rights.

(e)     ISA shall confirm that no more than a maximum of thirty five (35) non-accredited stockholders (as defined in Rule 501 of Regulation D under the Securities Act) of Duos, who are U.S. Persons (as defined in Rule 402 under Regulation S under the Securities Act) will be receiving shares of ISA Common Stock in the Merger.

(7)

ARTICLE VII TERMINATION

7.1                 This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(a)                 by mutual written consent of ISA and Duos;

(b)                  by either ISA or Duos if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c)                 by either ISA or Duos, so long as such Party is not in breach hereunder, if the Merger shall not have been consummated on or before March 15, 2015 (other than as a result of the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time, in which event such Party may not terminate this Agreement pursuant to this provision for a period of ten days following such party's cure of such failure);

(d)                  by either ISA or Duos, if there has been a material breach of this Agreement on the part of the other of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by ISA to Duos, as the case may be, to the other party.

7.2                 In the event of termination of this Agreement by either Duos or ISA provided in this Article VII, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of ISA or Duos. Nothing contained in this section 7.2 shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

(8)

ARTICLE VIII MISCELLANEOUS

8.1             Survival. Only those covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 8.1 shall survive the Effective Time.

8.2             No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.3             Notices. All notices required or permitted under this Agreement will be in writing, and shall be deemed given when delivered (i) in person; (ii) by overnight courier, upon written confirmation of receipt; (iii) by certified or registered mail, with proof of delivery; (iv) by facsimile transmission with confirmation of receipt; or (v) by email (and shall be deemed delivered when leaving the network of the sending party provided that no out of office or other delivery failure message is received). Notices shall be sent to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:

To ISA or Merger Sub, before the Closing:

Information Systems Associates, Inc. 7401 Wiles Rd, Suite 232,

Coral Springs, Florida, 33067 Attention: Adrian Goldfarb, Chief Financial Officer

E-mail address: agoldfarb@truevue360.

With a copy (which shall not constitute notice) to:

Nason Yeager Gerson While & Lioce 1645 Palm Beach Lakes Blvd.

West Palm Beach, Florida 33401 Attention: Michael Harris

E-mail: mharris@nasonyeager.com

To Duos:

Duos Technologies, Inc. 6622 Southpoint Drive South Jacksonville, Florida 32216

Attention: Gianni Arcaini, Chief Executive Officer,

E-mail: gba@duostech.com

With a copy (which will not constitute notice) to:

Pearl Cohen Zedek Latzer Baratz 1500 Broadway, Floor 12

New York, NY 10036

Attention: David Aboudi

Email: DAboudi@PearlCohen.com

8.4             Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.5             Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties. Any unauthorized assignment is void.

8.6             Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

8.7             Expenses. Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement.

8.8             Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws.

8.9             Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format ("PDF") containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

8.10          Entire Agreement. This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

8.11          Amendment This Agreement may not be amended by the Parties hereto except by execution of an instrument in writing signed on behalf of each of ISA, Merger Sub and Duos.

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(9)

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement under seal as of the date first written above.

Information Systems Associates, Inc

By: /s/ Joseph P. Coschera	By: /s/ Adrian G. Goldfarb
Joseph P. Coschera	Adrian G. Goldfarb
Chief Executive Officer	Chief Financial Officer

Duos Technologies, Inc

By: /s/ Gianni B. Arcaini

Gianni B. Arcaini

Chief Executive Officer